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                                                                    Exhibit 25

                                                                 [LOGO OF ALLIED
                                                                 GROUP INSURANCE
                                                                   APPEARS HERE]

                                  ADDENDUM A

                   "Personal Lines Profit Sharing Agreement"


This Addendum A is hereby entered into by and between ALLIED Property and Casualty Insurance Company, ALLIED Mutual Insurance Company, AMCO Insurance Company, and Depositors Insurance Company (hereinafter called "Company") and ALLIED Group Insurance Marketing Company (hereinafter called "Agent").

Effective January 1, 1994, this Addendum A is attached to the existing Agency Agreement and Amendments thereto, and the Parties hereby agree as follows:

     I.    Profit Sharing.  In addition to the commissions to be paid to
           --------------
           Agent under the terms of said Agency Agreement and to compensate Agent for exercising skill, caution, and diligence in the selection of risks insured by the Company, the Company will pay to Agent a "Profit Share" (as hereinafter defined and calculated) based on "Gross Profit" (as hereinafter defined) realized by the Company on business written by Agent under said Agency Agreement. The Profit Share shall be calculated using the following formula for each "Profit Sharing Year" (as hereinafter defined).

     A. Method and formula. A "Profit Sharing Year" (PSY) shall be defined as the accounting period extending from January 1 through December 31 of each calendar year during which this Agreement is in effect. With the exception of the first and second Profit Sharing Years, the calculation of any Profit Share earned by Agent pursuant to this Agreement for any PSY shall be made according to the following Profit Share Formula. The Formula is designed to reflect the profitability of the business written by Agent for Company pursuant to their Agency Agreement on a three year average which shall include the current PSY
                          ----- ---- -------
           (the PSY for which the calculation of profit sharing is being made) and the two PSY's immediately preceding it. For the first PSY, the calculation of Profit Share shall be made according to the same Formula, but Items 1 (Earned Premiums) and 2 (Incurred Losses) thereof shall reflect only the figures for that PSY, and similarly, the calculation for the second PSY shall be made using the total of
                                                                      -----
           the figures for Earned Premiums and Incurred Losses for the first and second PSY. Thus, for the second PSY only, the calculation shall constitute a two year average.

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                             Profit Share Formula

1.  Earned Premiums Total (for current and two immediately preceding
    PSY's).........................................................$____________
2.  Incurred Losses Total (for current and two immediately preceding
    PSY's).........................................................$____________
3.  Incurred Losses Percentage (#2/#1 x 100)....................... ___________%
4.  Gross Profit Percentage (60.0% - #3)........................... ___________%
5.  Gross Profit (Sec:I.B.5., current PSY only)....................$____________
6.  Agent's Profit Share (50.0% x #5)..............................$____________
    (See Formula Definitions, clause I.B.6 for Agent's Profit Share percentages for the initial two PSY's)

B.  Formula definitions (numbers refer to numbered items listed under Section
    I.A).

1. Earned Premiums are defined as the Written Premiums on business produced during the Profit Sharing Year minus the Unearned Premiums as of the end of the same year plus the Unearned Premiums as of the end of the prior year.

2. Incurred Losses are defined as the net losses paid during the Profit Sharing Year plus reserves for unpaid losses as of the end of the same year and minus reserves for unpaid losses as of the end of the prior year. If a
                                                                      -- -
    negative total results, a zero total will be used. Incurred Losses paid or
    -------- ----- -------  - ---- ----- ---- -- ----
    reserved during a Profit Sharing Year shall not, for the purpose of this
                                                     --- --- ------- -- ----
    Profit Sharing Agreement only, include more than the stop loss limitation in
    ------ ------- --------- ----
    effect for that Profit Sharing Year as a result of a single event or any one occurrence. With respect to any loss which exceeds such stop loss limitation and which has not been paid or closed at the end of the current PSY, if any adjustment of reserve or other credit shall reduce the loss to an amount below said stop loss limitation in the PSY, Agent's Incurred Losses shall be reduced only by a sum equal to the difference between said stop loss limitation and the amount of the loss at the end of the current PSY. No reduction in Incurred Losses shall be allowed in the amount of that portion of any reserve adjustment or other credit by which any loss exceeds said stop loss limitation. In addition, when Incurred Losses are calculated for any PSY in which a loss is paid or closed, such Incurred Losses shall be increased by that portion of any reduction in reserve or other credit which exceeds the stop loss limitation and for which Agent received credit in any prior PSY. In each year, the stop loss limitation shall increase or decrease by a percentage equal to the percentage increase or decrease in the direct written premiums of the property and casualty industry in the United States. The percentage increase or decrease in the amount of the stop loss limitation shall be cumulative. The source of the industry figures shall be the A.M. Best Company's Executive Data Service, Property and Casualty Insurance Custom Summary B1. The stop loss

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     limitation amount for any Profit Sharing Year will be based on figures available from the B1 Summary published for the calendar year two years prior to such Profit Sharing Year. For example, for any Profit Sharing Year, the stop loss limitation amount shall be increased or decreased by a percentage equal to the percentage increase or decrease in industry direct written premiums as compiled in the B1 Summary for the calendar years two and three years preceding. Each year the Company shall notify the Agent of the percentage increase or decrease as soon as practicable after the Company receives the summary from the A.M. Best Company. However, the amount of the stop loss limitation shall never be less than that which is in effect for the first PSY hereunder. Company shall, at its discretion, establish the dollar amount of the stop loss limitation as is provided for hereunder. Company will advise Agent on an annual basis of such amount. In addition, the foregoing notwithstanding, in the case of any loss or losses which are incurred during any PSY as a result of any single "catastrophe", as defined by Company, the stop loss limitation to be applied shall equal the greater of twenty-five percent (25%) of Earned Premiums for such PSY or
         ------- --
     the amount of the single occurrence stop loss limitation as it shall be calculated for such PSY according to the terms of this paragraph.

 3. Incurred Losses Percentage is calculated by dividing the Incurred Losses by the Earned Premiums and multiplying by 100. If such Percentage is greater
                                                 -- ---- ---------- -- -------
     than 60.0%, no further calculation will be made.
     ---- -----  -- ------- ----------- ---- -- ----

 4. Gross Profit Percentage is calculated by subtracting the Incurred Losses Percentage from 60.0%.

 5.  Gross Profit is calculated by multiplying earned premiums, for the current
                                                                --- --- -------
     PSY only, by the Gross Profit Percentage.
     --- ----

 6. Agent's Profit Share shall be calculated by multiplying the Gross Profit by 35.5% for 1994 PSY, by 43.0% for 1995 PSY and by 50.0% for 1996 PSY and subsequent PSY's.

II.  Other Provisions.
     ----- ----------

 A. The foregoing calculations shall be made annually by Company for the current Profit Sharing Year as soon after December 31 thereof as is reasonably practicable.

 B. Company records shall be considered binding and conclusive as to all information pertaining to this Agreement.

 C. The Profit Share, if any, is not payable unless the Agent has complied with all the terms of this Agreement and the Agency Agreement. Agent shall neither deduct from its


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           account(s) nor in any other manner anticipated Profit Share.

     D. This Agreement shall continue in force until terminated (1) by either Party upon written notice to the other, (2) by agreement of the other Parties, or (3) by termination of their Agency Agreement. In the event of termination of this Agreement, a final profit Share calculation shall be made and a final Profit Share shall be paid (if applicable) but not prior to the time such final Profit Share would have otherwise been calculated or paid had this Agreement not terminated.

     E. This Agreement or rights hereunder shall not be assignable without Company's express permission.

     F. This Agreement may be altered or amended by Company, unilaterally and at any time, by mailing written notice thereof to the Agent stating when thereafter such alteration of amendment shall be effective. Any such notice must be mailed at least 90 days prior to the beginning of the PSY during which the alteration or amendment is to be effective.

     G. The calculation of Agent's Profit Share hereunder shall include all premiums, losses, and loss reserves chargeable to Agent by Company except those applicable to substandard auto business and umbrella policies.

For Agent                              For Company
ALLIED Group Insurance Marketing
Company
                                       ALLIED Property and Casualty
                                       Insurance Company

                                       ALLIED Mutual Insurance Company

                                       AMCO Insurance Company

                                       Depositors Insurance Company

By                                     By
  --------------------------------       ---------------------------------

Title  President AGIMC                 Title  Vice President
     -----------------------------          ------------------------------

Date  9-22-94                          Date  9-12-94
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